Exhibit 99.1

Red Robin Gourmet Burgers Reports Earnings for the Fiscal Fourth Quarter and Year Ended December 30, 2007; Provides Guidance for Fiscal 2008

Greenwood Village, CO — (BUSINESS WIRE) — February 21, 2008 —Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the 12 weeks and 52 weeks ended December 30, 2007, and provided guidance for fiscal year 2008.

Financial and Operational Highlights

Highlights for the 12 weeks ended December 30, 2007, compared to the 13 weeks ended December 31, 2006, are as follows:

•                  Total revenues increased 12.3% to $183.8 million.  Excluding the additional operating week in 2006, total revenues increased 23.1% over the fourth quarter a year ago.

•                  Restaurant revenue increased 12.5% to $180.4 million.  Excluding the extra week in 2006, restaurant revenue increased 23.6% over the prior year.

•                  Company-owned comparable restaurant sales increased 2.7%, on a 12-week comparable basis.

•                  Restaurant-level operating profit increased 11.9% to $38.6 million.  Excluding the additional operating week in 2006, restaurant level operating profit increased 25.6%.

•                  GAAP diluted earnings per share were $0.60 vs. $0.53 in diluted earnings per share last year.  The extra week in the prior year benefited fourth quarter 2006 earnings by $0.11 per diluted share.

•                  A total of four new Red Robin® restaurants, three company-owned and one franchised location, were opened during the quarter.

Highlights for the 52 weeks ended December 30, 2007, compared to the 53 weeks ended December 31, 2006, are as follows:

•                  Total revenues increased 23.4% to $763.5 million.  Excluding the extra week in 2006, total revenues for the fiscal year increased 26.3% over the prior year.

•                  Restaurant revenue increased 23.9% to $747.5 million.  Excluding the extra week in 2006, restaurant revenue in fiscal 2007 increased 26.9% over the prior year.

•                  Company-owned comparable restaurant sales increased 2.4%, on a 52-week comparable basis.

•                  Restaurant-level operating profit increased 19.5% to $153.0 million.  Excluding the additional operating week in 2006, restaurant level operating profit increased 23.1%.

•                  GAAP diluted earnings per share were $1.82, which included a charge of $0.08 per diluted share after tax for reacquired franchise costs, a $0.01 charge per diluted share after tax for acquisition related integration expenses and $0.07 per diluted share in after- tax legal settlement expense, vs. GAAP diluted earnings per share of $1.75 last year, which included $0.07 per diluted share after tax for reacquired franchise costs and an $0.11 per share benefit from the impact of the extra week in 2006.

•                  A total of 40 new Red Robin® restaurants, 26 company-owned and 14 franchised locations, were opened in 2007.

“Overall, we were pleased with our financial results for the fourth quarter and full year 2007 as our performance benefited from our brand building investments, operating improvements and NRO initiatives,” said Dennis Mullen, RRGB chairman and chief executive officer.  “In 2008, we plan to expand our efforts to build our brand and to support new restaurant growth in both existing and emerging Red Robin markets, as well as continue our efforts to improve operating efficiencies to help mitigate cost pressures, all of which we believe will contribute to increased profitability and greater returns to our shareholders.”

As of the end of fiscal 2007, there were 249 company-owned and 135 franchised Red Robin® restaurants, including one restaurant that the Company currently is managing for a California franchisee.

Acquisitions of Franchised Restaurants

In June of 2007, the Company acquired 15 existing franchised Red Robin restaurants and assumed management of an additional franchised restaurant in California.  In July of 2007, the Company acquired an additional existing franchised restaurant and one restaurant that had been under construction in California.  The 17 acquired restaurants and one managed restaurant are referred to collectively as the 2007 Acquired Restaurants.

To date in 2008, the Company has announced that it intends to acquire the assets of 15 Red Robin franchised restaurants for a combined purchase price of $29 million including eight existing restaurants in Wisconsin, three existing restaurants in Minnesota, three existing restaurants in northern Indiana, and one existing restaurant in New Jersey.  The Company also plans to acquire an additional restaurant that is currently under construction in Wisconsin when it opens in May 2008.  In addition, the acquisitions will allow the Company access to development rights where these restaurants are located — territories that were formerly subject to exclusivity provisions.  The combined revenue from the 15 existing restaurants was approximately $41.8 million in 2007.  The one additional Wisconsin restaurant that is still under construction is expected to open in May 2008.

Impact of 53rd Week in Fiscal 2006

The fiscal year ended December 30, 2007 was a 52-week year, and the fiscal fourth quarter of 2007 was a 12-week quarter, while the fiscal year and fourth quarter 2006 included 53 weeks, and 13 weeks, respectively. The calculation of the comparable restaurant sales increase for each period presented in 2007 was made on a 12-week fourth quarter and 52-week fiscal year comparable week basis.

Schedule II of this earnings release reconciles the impact on the net income and diluted earnings per share as reported on a GAAP basis in the fiscal fourth quarter and fiscal year of 2007 and 2006 to adjusted amounts excluding certain acquisition costs, legal settlement expenses and the extra week in fiscal 2006 fourth quarter and full year.  The additional week in the fourth quarter and fiscal year 2006 contributed $14 million of additional revenue, $1.9 million in net income and $0.11 in diluted earnings per share to the Company’s results.  Excluding the impact of the extra week in the fourth quarter 2006 and the reacquired franchise costs from the 2006 acquisition, net income for the fiscal fourth quarter of 2007 would have increased 40.8% and net income per diluted share would have increased 39.5%.  Excluding reacquired franchise costs and integration costs related to the 2007 Acquired Restaurants, legal settlement costs related to California wage and hour litigation, and the impact of the extra week in the fiscal year 2006 and the reacquired franchise costs from the 2006 acquisition, full year 2007 net income would have increased 16.1% and net income per diluted share would have increased 15.8%.

Fiscal Fourth Quarter 2007 Results

Comparable restaurant sales increased 2.7% for company-owned restaurants in the fiscal fourth quarter of 2007 compared to the fiscal fourth quarter of 2006, driven by a 4.2% increase in the average guest check which was partially offset by a 1.5% decline in guest counts.  Average weekly comparable sales for company-owned restaurants were $62,873 in the fiscal fourth quarter of 2007, compared to $61,421 in the same period a year ago.  Average weekly sales for non-comparable company-owned restaurants were $54,022 in the fiscal fourth quarter of 2007, compared to $53,557 in the fiscal fourth quarter a year ago. Average weekly comparable sales for the 2007 Acquired Restaurants were $64,957 in the fiscal fourth quarter of 2007.

Total Company revenues, which include company-owned restaurant sales and franchise royalties and fees, increased 12.3% to $183.8 million in the 12-week fiscal fourth quarter of 2007, versus $163.8 million for the thirteen weeks ended December 31, 2006.  The 53rd week in the Company’s 2006 fiscal calendar contributed approximately $14 million to fourth quarter 2006 revenues.  Franchise royalties and fees increased 2.0% to $3.4 million in the fiscal fourth quarter of 2007 compared to the same period a year ago, offset partially by the reduction of royalty revenue from the 2007 Acquired Restaurants.

For the fiscal fourth quarter of 2007, the Company’s franchise system reported an 11.0% decrease to $75.3 million in total U.S. franchise restaurant sales, compared to $84.6 million in the prior year period, due primarily to the 2007 Acquired Restaurants, as well as the additional week in the  2006 fourth quarter.  Comparable sales in the fiscal fourth quarter of 2007 for franchise restaurants in the U.S. and Canada increased 1.3% and 6.0%, respectively, over the fiscal fourth quarter of 2006.  Average weekly sales in the fiscal fourth quarter of 2007 for the Company’s comparable franchise restaurants were $54,237 in the U.S., versus $55,487 for the same period the prior year, and C$48,809 in Canada versus C$45,772 in the same period last year.  Canadian results are in Canadian dollars.

Restaurant-level operating profit margins at company-owned restaurants were 21.4% in the fiscal fourth quarter of 2007, compared to 21.5% in the fiscal fourth quarter of 2006.  Excluding the 0.5% benefit to margins from the extra week in 2006, the restaurant level operating profit would have been 21.0% in the fourth quarter 2006.  Higher cost of sales and higher restaurant operating costs primarily related to funding the Company’s national advertising fund in the fiscal fourth quarter 2007 were offset by lower labor costs.

The Company’s restaurant-level operating profit metric does not represent income from operations or net income calculated in accordance with generally accepted accounting principles (“GAAP”). Schedule I of this earnings release reconciles restaurant-level operating profit to income from operations and net income for all periods presented.

General and administrative expense was $14.0 million in the fiscal fourth quarter of 2007 and $13.3 million in the fiscal fourth quarter of 2006, which were 7.6% and 8.1% of total revenue, respectively.

In the fiscal fourth quarter of 2007, the Company realized a reduction in the effective tax rate to 25.3%, which benefited diluted earnings per share by approximately $0.04.

Net income for the fiscal fourth quarter of 2007 was $10.1 million or $0.60 per diluted share, as compared to net income of $8.8 million, or $0.53 per diluted share, in the fiscal fourth quarter of 2006.  Net income for the fiscal fourth quarter of 2007 included $1.5 million in pre-tax stock compensation expense, or $0.07 per diluted share, after tax.  Net income for the fiscal fourth quarter of 2006 included $1.2 million in pre-tax stock compensation expense, or $0.05 per diluted share after tax.  The 53rd week in the Company’s 2006 fiscal calendar contributed approximately $1.9 million of net income and  $0.11 per diluted share to fourth quarter 2006 results.

Fiscal Year 2007 Results

Comparable restaurant sales increased 2.4% for company-owned restaurants in the full year ended December 30, 2007, over the same period a year ago, driven by a 3.4% increase in the average guest check and a 1.0% decrease in guest counts.  Average weekly comparable sales for company-owned restaurants were $64,047 in fiscal year 2007, compared to $63,729 in fiscal year 2006.  Average weekly sales for non-comparable Company-owned restaurants were $56,635 in the fiscal year 2007, compared to $55,806 in fiscal year 2006.  Average weekly comparable sales for the 2007 Acquired Restaurants were $64,783 for the time period post acquisition through fiscal year end 2007.

Total Company revenues, which include company-owned restaurant sales and franchise royalties and fees, increased 23.4% to $763.5 million for the 52 weeks ended December 30, 2007, compared to $618.7 million for the 53 weeks ended December 31, 2006.  Franchise royalties and fees in the fiscal year 2007 increased 4.4% to $15.8 million compared to the same period a year ago.  Fiscal year 2007 franchise royalties exclude royalty revenue from the franchise restaurants acquired since mid 2006.

For the fiscal year 2007, the Company’s franchise system reported a decrease in total U.S. franchise restaurant sales of 2.6% to $354.8 million, compared to $364.3 million in fiscal year 2006, due primarily to franchise restaurants acquired since mid 2006, as well as the additional week in the Company’s 2006 fiscal year.  Comparable sales in fiscal year 2007 for franchise restaurants in the U.S. and Canada increased 2.5% and 7.7%, respectively, over the year ago comparable period.  Average weekly sales in fiscal year 2007 for the Company’s comparable franchise restaurants were $56,698 in the U.S., versus $58,459 for the same period in the prior year, and C$49,763 in Canada, versus C$46,473 in the same period last year.  Canadian results are in Canadian dollars.

Restaurant-level operating profit margins from company-owned restaurants were 20.5% for fiscal year 2007 compared to 21.2% for the fiscal year of 2006.  Excluding the 0.1% benefit to margins of the extra week in 2006, the restaurant level operating profit for fiscal year 2006 would have been 21.1%. Fiscal year 2007 restaurant-level operating profit margins were negatively impacted by higher cost of sales and higher restaurant operating costs primarily related to funding the Company’s national advertising fund, which were partially offset by lower labor costs.

General and administrative expense was $61.8 million for the fiscal year 2007 compared to $51.4 million for the same period of 2006, which were 8.1% and 8.3% of total revenue in their respective periods.

In the fiscal year 2007, the Company incurred $1.8 million in pre-tax charges, or $0.08 per diluted share after tax, relating to the termination of franchise agreements for certain of the 2007 Acquired Restaurants, and $0.01 per diluted share after tax in charges related to integration of the acquisition recorded in general and administrative expenses.  In the fiscal second quarter 2007, the Company incurred a legal settlement expense of $1.7 million pretax related to California wage and hour litigation, which decreased diluted earnings per share by $0.07.

Net income for the 52 weeks ended December 30, 2007 was $30.6 million or $1.82 per diluted share, compared to net income of $29.4 million or $1.75 per diluted share in the prior year period.  Net income for fiscal 2007 includes $6.9 million in pre-tax stock compensation expense, or $0.29 per diluted share after tax, compared to $5.8 million in pre-tax stock compensation expense, or $0.24 per diluted share after tax, in the same period last year.

Outlook

For the first quarter of 2008, which is a 16-week quarter, the Company expects to open eight to nine new company-owned and one to two new franchised restaurants.  Five new company-owned and one new franchised restaurants have already opened during the first quarter of 2008, and 10 company-owned and three franchise restaurants are currently under construction.  During fiscal year 2008, the Company expects to open between 30 and 33 new company-owned units and franchisees are expected to open between nine and 11 new restaurants.

For the 2008 fiscal year, which is a 52-week year, the Company expects revenues of $880 to $893 million and net income of $2.00 to $2.20 per diluted share.  These projected results are also based upon certain assumptions, including an expected comparable restaurant sales increase of approximately 2% to 3.5%, including a late March 2008 price increase of approximately 0.5%.  Fiscal year 2008 financial guidance excludes the impact from the previously announced acquisitions of 15 Red Robin franchised restaurants, including reacquired franchise costs and acquisition-related integration expenses.  The Company will update financial guidance after the acquisitions are closed.

The Company’s annual financial guidance includes expansion of a national advertising campaign that will be funded by company-owned and franchised restaurants.  Total 2008 spending is expected to be approximately $18.0 million to $19.0 million — up from $11.5 million in fiscal year 2007 — which will continue to be funded by a national advertising fund, whereby each restaurant in the system, company-owned and franchised, is contributing approximately 1.5% of their restaurant revenue in fiscal year 2008.  The 2008 advertising campaign began on February 4, 2008, and will run for 24 weeks ending in mid November 2008.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its fourth quarter and year-end results today at 5:00 p.m. ET. The conference call number is (888) 737-3699.  To access the webcast, please visit www.redrobin.com and select the “Investors” link from the menu. The quarterly and fiscal year financial information that we intend to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com following the conference call.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., serves up wholesome, fun, feel-good experiences in a kid- and family-friendly environment.  Red Robin® restaurants are famous for serving more than two dozen insanely delicious, high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages.  There are more than 380 Red Robin® restaurants located across the United States and Canada, including corporate-owned locations and those operating under franchise agreements.

Forward-Looking Statements

Certain information and statements contained in this press release, including those under the heading “Outlook”, are forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “assumptions” “believes,” “expects,” “intends,” “plan,” “projected,” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof. These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to achieve and manage our planned expansion, including both in new markets and existing markets; our ability to timely and successfully complete the announced franchise acquisitions; our ability to successfully integrate the acquired franchise restaurants; lack of awareness of our brand in new markets; higher percentage of operating weeks from non-comparable restaurants; concentration of less mature restaurants in the comp restaurant base which impacts profitability; the ability of our franchisees to open and manage new restaurants; changes in availability of capital or credit facility borrowings; effectiveness of our initiative to normalize new restaurant operations; the continued effectiveness of our new advertising strategy; the concentration of our restaurants in the Western United States; changes in the availability and costs of food; changes in labor costs; labor shortages, particularly in new markets; potential fluctuation in our quarterly operating results due to seasonality, increases in costs and other factors; the effect of increased competition in the casual dining market; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products and food preparation; our ability to protect our intellectual property and  proprietary information; the impact of federal, state or local government regulations relating to our team members or the sale of food or alcoholic beverages; the costs associated with pending litigation including diversion of management time and attention and any expense related to settlement of such matters; our franchisees’ adherence to our practices, policies and procedures;  and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:

ICR

Don Duffy/Raphael Gross

203-682-8200

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	December 30, 2007	December 31, 2006
Assets:
Current Assets:
Cash and cash equivalents	$12,914	$2,762
Accounts receivable, net	4,751	3,305
Inventories	10,367	8,486
Prepaid expenses and other current assets	9,246	5,885
Income tax receivable	4,760	5,862
Deferred tax asset	3,159	2,156
Restricted current assets—marketing funds	2,095	827
Total current assets	47,292	29,283
Property and equipment, net	399,207	351,736
Goodwill	56,299	43,496
Intangible assets, net	41,059	22,772
Other assets, net	4,869	3,311
Total assets	$548,789	$450,598

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$9,263	$6,312
Construction related payables	13,416	17,839
Accrued payroll and payroll related liabilities	29,146	19,144
Unredeemed gift certificates	10,789	9,374
Accrued liabilities	19,404	15,036
Accrued liabilities—marketing funds	2,095	827
Current portion of term loan notes payable	11,250	—
Current portion of long-term debt and capital lease obligations	558	1,630
Total current liabilities	95,921	70,162
Deferred rent	21,728	18,076
Long-term portion of term loan notes payable	133,125	—
Other long-term debt and capital lease obligations	8,813	112,341
Other non-current liabilities	4,760	6,486
Total liabilities	264,347	207,065

Commitments and contingencies

Stockholders’ Equity:
Common stock	17	17
Treasury stock	(83)	(83)
Paid-in capital	156,928	146,614
Retained earnings	127,580	96,985
Total stockholders’ equity	284,442	243,533
Total liabilities and stockholders’ equity	$548,789	$450,598

 RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share amounts)

(Unaudited)

	Twelve	Thirteen	Fifty-Two	Fifty-Three
	Weeks Ended		Weeks Ended
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006

Revenues:
Restaurant revenue	$180,369	$160,353	$747,530	$603,391
Franchise royalties and fees	3,443	3,374	15,792	15,131
Rent revenue	25	38	150	199
Total revenues	183,837	163,765	763,472	618,721

Costs and expenses:
Restaurant operating costs:
Cost of sales	41,157	35,869	171,236	136,470
Labor	59,824	54,081	254,279	206,572
Operating	29,342	25,703	122,686	94,733
Occupancy	11,397	10,148	46,340	37,593
Depreciation and amortization	10,840	8,972	43,659	33,874
General and administrative expenses	14,002	13,276	61,764	51,405
Pre-opening costs	1,279	1,848	7,463	8,491
Reacquired franchise costs	—	301	1,821	1,735
Legal settlement	—	—	1,653	—
Total costs and expenses	167,841	150,198	710,901	570,873

Income from operations	15,996	13,567	52,571	47,848
Other expense (income):
Interest expense, net	2,469	1,924	9,231	5,567
Other	27	2	42	(18)
Total other expenses	2,496	1,926	9,273	5,549

Income before income taxes	13,500	11,641	43,298	42,299
Provision for income taxes	3,410	2,820	12,647	12,937
Net income	$10,090	$8,821	$30,651	$29,362
Earnings per share:
Basic	$0.60	$0.53	$1.84	$1.78
Diluted	$0.60	$0.53	$1.82	$1.75
Weighted average shares outstanding:
Basic	16,685	16,585	16,647	16,538
Diluted	16,856	16,761	16,817	16,736

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended
	December 30, 2007	December 31, 2006
Cash Flows From Operating Activities:
Net income	$30,651	$29,362
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43,659	33,874
Provision (benefit) for deferred income taxes	(1,872)	4,722
Amortization of debt issuance costs	387	306
Stock-based compensation	6,871	5,776
Changes in operating assets and liabilities, net of effects of acquired business	13,862	4,485
Net cash provided by operating activities	93,558	78,525
Cash Flows From Investing Activities:
Purchases of property and equipment	(77,798)	(95,365)
Acquisition of franchise restaurants, net of cash acquired	(47,854)	(40,745)
Changes in marketing fund restricted cash	457	(753)
Net cash used in investing activities	(125,195)	(136,863)
Cash Flows From Financing Activities:
Borrowings of long-term debt	166,000	73,180
Payments of long-term debt and capital leases	(126,225)	(17,997)
Proceeds from exercise of stock options and employee stock purchase plan	2,245	2,207
Excess tax benefit related to exercise of stock options	363	817
Debt issuance costs	(594)	(447)
Net cash provided by financing activities	41,789	57,760
Net increase (decrease) in cash and cash equivalents	$10,152	$(578)
Cash and cash equivalents, beginning of year	2,762	3,340
Cash and cash equivalents, end of year	$12,914	$2,762

Schedule I

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income

from Operations and Net Income

The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs in the event closure or impairment charges are incurred. It does not include general and administrative costs, depreciation and amortization, franchise development costs and pre-opening costs. The Company believes that restaurant-level operating profit is an important measure of financial performance because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the twelve and fifty-two weeks ended December 30, 2007 and the thirteen and fifty-three weeks ended December 31, 2006, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

	Twelve and Thirteen Weeks Ended				Fifty-Two and Fifty-Three Weeks Ended
	December 30, 2007		December 31, 2006		December 30, 2007		December 31, 2006

Restaurant revenues	$180,369	98.1%	$160,353	97.9%	$747,530	97.9%	$603,391	97.5%
Restaurant operating costs:
Cost of sales	41,157	22.8	35,869	22.4	171,236	22.9	136,470	22.6
Labor	59,824	33.2	54,081	33.7	254,279	34.0	206,572	34.2
Operating	29,342	16.3	25,703	16.0	122,686	16.4	94,733	15.7
Occupancy	11,397	6.3	10,148	6.3	46,340	6.2	37,593	6.2
Restaurant-level operating profit	38,649	21.4	34,552	21.5	152,989	20.5	128,023	21.2

Add — other revenues	3,468	1.9	3,412	2.1	15,942	2.1	15,330	2.5
Deduct — other operating:
Depreciation and amortization	10,840	5.9	8,972	5.5	43,659	5.7	33,874	5.5
General and administrative	14,002	7.6	13,276	8.1	61,764	8.1	51,405	8.3
Pre-opening costs	1,279	0.7	1,848	1.1	7,463	1.0	8,491	1.4
Reacquired franchise costs	—	—	301	0.2	1,821	0.2	1,735	0.3
Legal settlement	—	—	—	—	1,653	0.2	—	—
Total other operating	26,121	14.2	24,397	14.9	116,360	15.2	95,505	15.5

Income from operations	15,996	8.7	13,567	8.3	52,571	6.9	47,848	7.7

Total other expenses	2,496	1.4	1,926	1.2	9,273	1.2	5,549	0.9
Provision for income taxes	3,410	1.9	2,820	1.7	12,647	1.7	12,937	2.1
Total other	5,906	3.3	4,746	2.9	21,920	2.9	18,486	3.0

Net income	$10,090	5.4%	$8,821	5.4%	$30,651	4.0%	$29,362	4.7%

Certain percentage amounts in the table above do not sum due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues, as opposed to total revenues.

Schedule II

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the twelve and fifty-two week periods ended December 30, 2007, year-over-year change in net income and diluted net income per share excluding the acquisition-related integration costs, the reacquired franchise costs, the legal settlement expense as described previously, and the impact of the extra week in fiscal 2006.  The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.  The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

	Twelve Weeks Ended		Thirteen Weeks Ended		Year Over Year
	December 30, 2007		December 31, 2006		Percentage Change
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported	$10,090	$0.60	$8,821	$0.53	14.4%	13.2%
After-tax impact of:
Acquisition integration costs	6	—	—	—
Reacquired franchise costs	—	—	228	0.01
Extra week in 2006	—	—	(1,879)	(0.11)
Adjusted	$10,096	$0.60	$7,170	$0.43	40.8%	39.5%

	Fifty-Two Weeks Ended		Fifty-Three Weeks Ended		Year Over Year
	December 30, 2007		December 31, 2006		Percentage Change
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported	$30,651	$1.82	$29,362	$1.75	4.4%	4.0%
After-tax impact of:
Acquisition integration costs	194	0.01	—	—
Reacquired franchise costs	1,289	0.08	1,204	0.07
Legal settlement expense	1,170	0.07	—	—
Extra week in 2006	—	—	(1,879)	(0.11)
Adjusted	$33,304	$1.98	$28,687	$1.71	16.1%	15.8%